UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2006

Ortec International, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-27368	11-3068704
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Broadway New York, NY	10032
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 740-6999

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a) During the fourth quarter of 2006, we received a comment letter from the SEC’s Division of Corporation Finance (“Staff”) relating to a routine review of our Form 10-KSB for the year ended December 31, 2005 and Form 10-QSB/A for the quarter ended June 30, 2006. In the course of responding to the Staff’s comments, we reviewed the accounting treatment for the various transactions under review. We determined that certain of these transactions, specifically our accounting for the Series C preferred stock exchange in the first quarter of 2005 and our accounting for the reduction in Series E warrant prices to $0.001 in relation to the issuance of promissory notes in the second quarter of 2005 were incorrect. As a result of this review, on December 26, 2006, after discussion with our independent registered accounting firm, BDO Seidman, LLP (“BDO”), and consultation with our Audit Committee, we concluded that we should restate our financial statements for the quarterly periods ended March, June, and September, 2005, and the fiscal year ended December 31, 2005 to reflect these changes. We anticipate the affects of the restatements will be as follows:

•

An approximate additional $4.2 million deemed dividend in the first quarter of 2005 to reflect the excess of the fair value of the common stock over the fair value of the Series C preferred stock exchanged as part of our January 5, 2005 private placement;

•

Reclassification in the amount of $2,212,436 in the second quarter of 2005, from deemed dividend to discount on debt. We recorded this amount, representing the increase in fair value of repriced warrants issued to debtholders, in our Consolidated Statements of Operations as Preferred stock and warrants deemed dividends and discounts but determined that we should have recorded this amount on our balance sheet as a discount to the promissory notes they were issued with, and accordingly amortized this amount to interest expense through the October 2005 conversion date. For the year ended December 31, 2005 this amount will be reclassified to interest expense and will have no net effect on net loss per share. The second and third quarter 2005 financial statements will also be restated to reflect the correct accounting treatment. As a result, net loss per share will decrease in the second quarter and increase in the third quarter 2005.

We have discussed the restatements with BDO. We are working with the SEC to resolve the remaining comments from the Staff, and we are currently in the process of preparing the amendments we believe are necessary to be made to the filings noted above. At such time as we receive clearance from the SEC on their remaining comments we will file the restated results.

Until we have restated and reissued our results of operations and financial position for the applicable periods, investors and other users of our filings with the SEC are cautioned not to rely on our financial statements in question, to the extent that they are affected by the accounting issues described above and other changes that may arise as a result of the Staff’s ongoing review.

Certain statements included in Item 4.02 of this Current Report on Form 8-K, which are not historical facts, are forward-looking statements such as statements about the approximate effect of the restatements on our previously issued financial statements, the resolution of SEC comments and the filing of amended periodic reports to reflect the restatement. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this Current Report. These forward-looking statements represent our expectations or beliefs and involve certain risks and uncertainties, including those described in its public filings with the SEC; also including, but not limited to, the outcome of the SEC’s review process, higher than expected charges after completing the restatement process, and delays in filing amended periodic reports for the affected periods due to our efforts to complete the restatement and respond to SEC comments, any or all of which could cause actual results to differ from those in the forward-looking statements. The forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ortec International, Inc. (Registrant)

Date: December 26, 2006	By:	/s/ Alan W. Schoenbart
Chief Financial Officer